UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 3, 2009

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment to Chief Executive Officer Employment Agreement.

On December 3, 2009, Callaway Golf Company (the “Company”) and George Fellows entered into a Second Amended and Restated Chief Executive Officer Employment Agreement (as amended and restated, the “Employment Agreement”). The Employment Agreement was amended, among other things, to extend the term of Mr. Fellows’ employment with the Company from December 15, 2011 to December 15, 2012 and to provide for a long-term incentive award for the additional year at Mr. Fellows’ current targeted annual long-term incentive award value. Set forth below is a brief description of the material terms of the Employment Agreement:

Term of Agreement. The Employment Agreement covers a term of employment ending on December 15, 2012.

Base Salary. An annual base salary of not less than $925,000.

Annual Cash Bonus. An opportunity to earn an annual bonus based upon participation in the Company’s applicable senior management bonus plan as it may or may not exist from time to time with Mr. Fellows’ target bonus opportunity being equal to 100% of his base salary.

Long-Term Incentives. The Employment Agreement provides for the grant of long-term incentive awards of not less than $3.2 million for each of 2010 and 2011 and $2.13 million for 2012 (which value shall be calculated on a basis consistent with the award values calculated for other senior officers of the Company).

Other Benefits. Other benefits include paid-time off, participation in the Company’s health and welfare plans, life insurance, 401(k) retirement investment plan, participation in the Company’s employee stock purchase plan, permanent disability benefits (lump sum payment equal to a portion of base salary, base salary continuation, acceleration of vesting of a portion of unvested long-term incentive awards and COBRA premiums), access to a country club, and, to the extent the Company provides them to other officers generally, financial, tax and estate planning services. In addition, Mr. Fellows is entitled to an auto allowance equal to $1,000 per month, an annual travel allowance of $94,000 to assist Mr. Fellows with reimbursement of travel expenses not otherwise reimbursable under the Company’s policies, and a relocation allowance up to $15,000 to assist Mr. Fellows with relocating his personal property following termination of the Employment Agreement.

Post-Termination Payments. Upon a termination by the Company without substantial cause or by Mr. Fellows for good reason, then in addition to payment of any accrued and unpaid compensation and benefits, Mr. Fellows is entitled to post-termination payments as follows: (i) a lump sum cash payment equal to his base salary prorated based upon the number of days employed for the year of termination, (ii) the immediate vesting of all unvested long-term incentive compensation awards, except that performance based awards that so vest will not be paid unless, and then only to the extent that, the performance goals underlying such awards have been satisfied at the end of the applicable performance period, (iii) special severance payments equal to his base salary until December 15, 2012, and payment of COBRA and/or CalCOBRA premiums until the later of December 15, 2012 or one year after termination of employment, provided he executes a general release of claims in favor of the Company, continues to uphold his confidentiality obligations to the Company and does not disparage the Company or its directors, officers, employees, agents, affiliates, vendors, products, activities, or customers, or their respective successors, or otherwise interfere with the Company’s press, public and media relations, and (iv) incentive payments equal to his base salary until December 15, 2012, provided he chooses not to engage in any business or venture that competes with the Company or its affiliates.

Change in Control Rights. Upon a Termination Event (as such term is defined in the Employment Agreement), within one year following a Change in Control (as such term is defined in the Employment Agreement), the Employment Agreement provides for the same benefits as in the case of a termination by the Company without substantial cause as described above, except that the amount of special severance and incentive payments shall each be equal to one-and-one-half times Mr. Fellows’ then current annual base salary and one-and-one-half times his annual target bonus opportunity for the last full year of employment prior to termination, payable over a 36-month period, and the payment of COBRA and/or CalCOBRA premiums for up to thirty-six (36) months following termination. Mr. Fellows would also be entitled to indemnification by the Company for any excise tax obligations.

Forfeiture. If the Company is required to prepare an accounting restatement due to material non-compliance by the Company as a result of the intentional misconduct or gross negligence of Mr. Fellows, then Mr. Fellows is required to forfeit (i) any bonus paid within twelve (12) months of filing the document being restated, (ii) any gain on the sale of Company securities during that same period, (iii) the right to receive severance and incentive payments, and (iv) any unvested and/or unexercised long-term incentive compensation awards.

The descriptions of the terms of the Employment Agreement are qualified in entirety by reference to the applicable Employment Agreement, which is attached hereto as Exhibit 10.56 and hereby incorporated in this Item 5.02 by this reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished herewith:

10.56	Second Amended and Restated Chief Executive Officer Employment Agreement, entered into as of December 3, 2009, by and between Callaway Golf Company and George Fellows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: December 9, 2009	By:	/S/ BRADLEY J. HOLIDAY
	Name:	Bradley J. Holiday
	Title:	Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.56	Second Amended and Restated Chief Executive Officer Employment Agreement, entered into as of December 3, 2009, by and between Callaway Golf Company and George Fellows.

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